Exhibit 10.3


                         Sweden Table Tennis AB

                              CONTRACT


BETWEEN THE UNDERSIGNED:

1.   Sweden Table Tennis AB, Box 642, 631 08 Eskilstuna, Sweden;
     (hereinafter referred to as the company) on the one part
AND

2.   Indian Industries, Inc., Evansville, Indiana, USA;
     (hereinafter referred to as the producer) of the other part.

1. The company grants to the producer the exclusive licence, and for the period of the present contract, to reproduce the Stiga logo on table tennis tables, to manufacture such tennis table tables and sell them to wholesalers, department stores or retailers in the territory of USA.

2. The present agreement is concluded for a period of 3 years, January 1, 1995 - December 31, 1998. At the expiration of this agreement, this licence will be automatically renewed for additional one year periods, unless one party in writing signifies to the other part its unwillingness to renew this licence.

2.1 The company must in writing approve designs/models and any changes therein before introduction to the market.

2.2 The producer shall not duplicate the quality and/or construction of the Stiga table tennis in any way on any other product manufactured by the producer.

2.3 The producer shall not divulge any information concerning the quality and/or construction of Stiga table tennis tables to any other entity, manufacturer or company. All constructions and/or quality specifications are confidential.

3. It is understood that the right to reproduce and to use the name Stiga is only granted for reproduction on table tennis tables.

4. In compensation for the licence which has been granted by this agreement, the producer agrees to pay the company a royalty based on the invoiced prices, net of all taxes and other deductions.

     The royalty per model is:
     Model 1 (Expert Roller)            7%
     Model 2 (Elite Roller)             6%
     Model 3 (Private Roller)           4%
     Model 4 (Outdoor model)            4%
     Model 5 (Low end Stiga table)      3%

     Payments shall be made quarterly to the company and shall be based on the invoices actually paid to the producer. Each payment shall be accompanied by quarterly reports detailing the number of table tennis tables sold together with the selling price of those tables.

     The designated Stiga representative shall have the right to review the invoices and the quarterly reports at any time during regular business hours.

5. This agreement will immediately become null and void 30 days after simple presentation of a recommended letter of the company to the producer, if the producer is in default for any of the below reasons and if the default has not been cured 30 days after such notice. Reasons for default:

     a) If the producer does not manufacture, sell or distribute the table tennis tables in reasonable volumes accepted by the company, or if the producer fails to make payments as required in paragraph 4 above, or if the producer fails to file the quarterly reports as defined in paragraph 4 above, or if the producer, generally speaking, does not respect any clause of this agreement;

     b) If the producer uses, without prior authorization, the Stiga trademark on products other than table tennis tables;

     c)   If the producer is declared bankrupt or goes into liquidation.

6. Upon termination of this agreement, the producer will immediately remit to the company a complete inventory of its stock.

     During the 6 months following the end of the contract the producer will have the right to sell (but not to manufacture) the table tennis tables remaining in stock. This right is granted to the producer on the conditions that it respects the dispositions of the present agreement pertaining to such sales.

7. The present contract can only be modified by written agreements between the producer and the company.

8. This contract shall be governed by and construed in accordance with the laws of Sweden.

9. Any dispute or claim arising out of this agreement shall be submitted to the jurisdiction of the Swedish courts. The company has however the exclusive right to have any dispute or claim submitted to the relevant US court and the parties agree in such a case that any dispute are to be settled in accordance with the law of the state of Indiana.


Made in two copies.


Sweden Table Tennis AB                       Indian Industries, Inc.

Bengt Bandstigen                             John R. Wilson

Eskilstuna 12th of June, 1995














                         Sweden Table Tennis AB



Between
Sweden Table Tennis Aktiebolag
whose registered office is at Box 642, Eskilstuna, Sweden
(hereinafter called "the Supplier")
and
Escalade Incorporated
whose registered office is at P.O. Box 889, Evansville, Indiana 47706, USA (hereinafter called "the Distributor").

IT IS AGREED AS FOLLOWS

Article 1.  Territory and products.

1.1 The Supplier grants and the Distributor accepts the exclusive right to market and sell Table Tennis equipment, clothing and footwear, under the brand name STIGA (hereinafter called "the Products") in USA (hereinafter called "the Territory").

The parties agreement concerning table tennis tables are agreed in a separate document.

1.2
If the Supplier decides to market any other products under the brand name STIGA in the Territory, it shall so inform the Distributor in order to discuss the possibility of including such other products within the Products defined above. However, the above obligation to inform the Distributor does not apply if, in consideration of the characteristics of the new products and the specialization of the Distributor, it is not to be expected that such products may be marketed by the Distributor.

Article 2.  Good faith and fair dealing.

2.1
In carrying out their obligations under this contract, the parties will act in accordance with good faith and fair dealing.

2.2
The provisions of this contract, as well an any statements made by the parties in connection with this distributorship, shall be interpreted in good faith.

Article 3.  Distributor's functions.

3.1
The Distributor sells in its own name and for its own account, in the Territory, the Products supplied by the Supplier.

3.2
The Distributor agrees to use its best efforts to promote the sale of the Products in the Territory in accordance with the Supplier's policy and shall protect the Supplier's interests with the diligence of responsible businessman.

3.3
The Distributor is not entitled to act in the name or on behalf of the Supplier, unless previously and specifically authorized to do so by the latter.

Article 4.  Undertaking not to compete.

4.1
Without the prior written authorization of the Supplier, the Distributor shall not represent, manufacture, market or sell in the Territory any products which are in competition with the Products, for the entire term of this contract. The Distributor is allowed to sell low priced table tennis products under their own trademarks "Harvard", "Spalding", "Ping-pong" and "Apex" for the entire term of this contract.

Article 5.  Sales organization.

5.1
The Distributor shall set up and maintain an adequate organization for sales and, where appropriate, after-sales service, with all means and personnel as are reasonably necessary in order to ensure the fulfilment of its obligations under this contract for all Products and throughout the Territory.

Article 6.  Advertising and Fairs.

6.1
The parties shall discuss in advance the advertising programme for each year. All advertising should be in accordance with the Supplier's image and marketing policies. The costs of agreed advertising shall be for the account of the Distributor.

6.2
The parties shall agree on their participation in fairs or exhibitions within the Territory. The costs of the Distributor's participation in such fairs and exhibitions shall be for the account of the Distributor.

6.3
During September/October each year the parties shall agree on marketing support to the Distributor for the coming calendar year.

Article 7.  Conditions of supply Prices.

7.1
The Supplier shall in principle supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted.

7.2
The Supplier agrees to make its best efforts to fulfil the orders it has accepted.

7.3
Sales of the Products to the Distributor shall be governed by the Supplier's general conditions of sale.

7.4
The prices payable by the Distributor shall be those set forth in the Supplier's price-list in force at the time the order is received by the Supplier. Unless otherwise agreed, such prices are subject to change at any time, subject to one month's notice.

7.5
The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.

7.6
It is agreed that the Products delivered remain the Supplier's property until the Supplier has received payment in full.

Article 8.  Sales Target - Guaranteed Minimum Target.

8.1
The parties have agreed on the below stated Sales Targets for the years 1995, 1996 and 1997.

Targets                  1995           1996           1997

Orders in MSEK           3,5            4,0            5,0
Orders in $              $500,000       $575,000       $650,000

8.2
The Distributor shall make its best efforts to attain the target agreed upon, however the nonfulfillment of these targets shall be considered as a breach of this contract and the Supplier has at such circumstances the right to terminate this contract in accordance with section 18.1 below.

Article 9.  Subdistributors or agents.

9.1
The Distributor may not appoint subdistributors or agents for the sale of the Products in the Territory.

Article 10.  Extra ordinary costs.

10.1
Any specific costs to authorities, organizations or others within the territory that have to be paid in connection with sales and marketing of the products in the territory are for the account of the Distributor.

Article 11.  Supplier to be kept informed.

11.1
The Distributor shall exercise due diligence to keep the Supplier informed about the Distributor's activities, market conditions and the state of competition within the Territory. The Distributor shall answer any reasonable request for information made by the Supplier.

11.2
The Distributor shall exercise due diligence to keep the Supplier informed about:

(I) the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labeling, technical specifications, safety requirement, etc), and

(ii) as far as they are relevant for the Supplier, the laws and regulations concerning the Distributor's activity.

Article 12.  Resale prices.

12.1
The Distributor is free to fix the resale prices of the Products. The Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products.

Article 13.  Sales outside the Territory.

13.1
The Distributor agrees not to advertise the Products or establish any branch or maintain any distribution depot for distributing the Products outside the Territory.

Article 14.  Supplier's trademarks and symbols.

14.1
The Distributor shall use the Supplier's trademark STIGA. However, the Distributor may do so only for the purpose of identifying and advertising the Products within the scope of this contract and in the Supplier's sole interest.

14.2
The Distributor's right to use the Supplier's trademark STIGA as provided for under the first paragraph of this Article, shall cease immediately upon the expiration or termination, for any reason, of the present contract. This does not preclude the Distributor's right to sell the Products in stock at the date of expiration of the contract which bear the Supplier's trademarks.

14.3
The Distributor shall notify the Supplier of any infringement in the Territory of the Supplier's trademark or other industrial property rights, that comes to the Distributor's attention.

Article 15.  Stock of Products and spare parts - After-sales service.

15.1
The Distributor agrees to maintain at its own expense, for the whole term of this contract, a stock of Products and spare parts sufficient for normal needs of the Territory.

15.2
The Distributor agrees to provide sufficient after-sales service for the Products in the Territory.

Article 16.  Sole distributorship.

16.1
The Supplier shall not, during the life of this contract, grant any other person or undertaking (including a subsidiary of the Supplier) within the Territory the right to represent or market the Products.

Article 17.  Term of the Contract.

17.1
This contract enters into force on the 1st day of January, 1995 and shall remain in force until 31st of December, 1998.

17.2
This contract shall be automatically renewed for successive periods of one year, unless termination by either party by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier), not less than four months before the date of expiry.

Article 18.  Earlier termination.

18.1
Each party may terminate this contract with immediate effect, by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier), in case of a substantial breach by the other party of the obligations arising out of the contract, or in case of exceptional circumstances justifying the earlier termination.

18.2
Any failure by a party to carry out all or part of its obligations under the contract resulting in such detriment to the other party as to substantially deprive such other party of what it is entitled to expect under the contract, shall be considered a substantial breach for the purpose of Article 18.1 above.

18.3
The parties agree that the following situations shall be inter alia considered as exceptional circumstances which justify the earlier termination by the other party: bankruptcy, moratorium, receivership, liquidation or any kind of arrangement between debtor and creditors, or any other circumstances which are likely to affect substantially that party's ability to carry out its obligations under this contract.

Article 19.  Indemnity in case of termination.

19.1
The Distributor shall not be entitled to an indemnity for goodwill or similar compensation ("indemnity") in case of termination of the contract.

Article 20.  Return of documents and products in stock.

20.1
Upon expiry of this contract, the Distributor shall return to the Supplier all promotional material and other documents and samples which have been supplied to it by the Supplier and are in the Distributor's possession.

20.2
At the Supplier's option, the Supplier will buy from the Distributor all Products the latter has in stock, provided they are still currently sold by the Supplier and are in new condition and in original packaging, at the price originally paid by the Distributor. Products not so purchased by the Supplier must be sold by the Distributor in accordance with this contract as good terms as possible.

Article 21.  Arbitration - Applicable law.

21.1
Any dispute arising out of or in connection with the present contract shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.

21.2
This contract is governed by the laws of Sweden.

21.3
In any event, consideration shall be given to mandatory provisions of the law of the country where the Distributor is established which should be applicable even if the contract is governed by a foreign law. Any such provisions will be taken into account to the extent they embody principles which are universally recognized and provided their application appears reasonable in the context of international trade.

Article 22.  Previous agreements - Modifications - Nullity - Assignment.

22.1
This contract replaces any other preceding agreement between the parties on the subject.

22.2
No addition or modification to this contract shall be valid unless made in writing.

22.3
If any provision or clause of this contract is found to be null or unenforceable, the contract will be construed as a whole to effect as closely as practicable the original intent of the parties; however, if for good cause, either party would not have entered in the contract knowing the interpretation of the contract resulting from the foregoing, the contract itself shall be null.

22.4
The present contract cannot be assigned without the prior written agreement of the parties.

Article 23.  Authentic text.

The English text of this contract is the only authentic text.


The Supplier                       The Distributor


Bengt Bandstigen                        John R. Wilson


Made in Eskilstuna on the 12th day of June, 1995